As filed with the Securities and Exchange Commission on October 15, 2008

Registration No. 333-120160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Greenfield Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1440369
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21 River Road

Wilton, CT 06897

(Address of Principal Executive Offices and Zip Code)

1999 Stock Option Plan

2004 Employee Stock Purchase Plan

(Full title of the plan)

Jonathan A. Flatow, Esq.

General Counsel and Chief Administrative Officer

21 River Road,

Wilton, CT 06897

(203) 846-5721

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Lance Bass

Andrew Moore

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, WA 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement No. 333-120160 shall become effective automatically upon the date of filing in accordance with Rules 456 and 464 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

RECENT EVENTS - DEREGISTRATION

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-120160) filed by Greenfield Online, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on November 2, 2004 (the “Registration Statement”), which registered an aggregate amount of 250,000 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), relating to the Greenfield Online, Inc. 2004 Employee Stock Purchase Plan and 924,669 shares of Common Stock relating to the Greenfield Online, Inc. 1999 Stock Option Plan.

On August 29, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Microsoft Corporation, a Washington corporation (“Microsoft”), and Crisp Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Microsoft (“Sub”). On October 15, 2008, pursuant to the terms of the Merger Agreement, Sub was merged with and into the Company, with the Company remaining as the surviving corporation of the merger (the “Merger”). As a result of the Merger, the Company became a wholly owned subsidiary of Microsoft and all shares of Common Stock that were issued and outstanding immediately prior to the effective time of the Merger (other than any shares of Common Stock held (i) by any direct or indirect wholly owned subsidiary of the Company, which shares of Common Stock were cancelled and ceased to exist without delivery of consideration, (ii) in treasury by the Company, which shares of Common Stock were cancelled and ceased to exist without delivery of consideration, or (iii) by stockholders who exercise appraisal rights under Delaware law with respect to the shares of Common Stock) were canceled and converted into the right to receive $17.50 in cash per share of Common Stock, without interest thereon and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its shares of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with the foregoing, the Company hereby removes from registration all the shares of Common Stock under the Registration Statement which remain unissued and unsold as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilton, State of Connecticut, on the 15th day of October 2008.

GREENFIELD ONLINE, INC.

By:	/s/ Albert Angrisani
Name: Albert Angrisani
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons, in the capacities indicated, on October 15, 2008:

Signature	Title

/s/ Keith R. Dolliver Keith R. Dolliver	Director

/s/ Benjamin O. Orndorff Benjamin O. Orndorff	Director

/s/ John A. Seethoff John A. Seethoff	Director

/s/ Robert E. Bies Robert E. Bies	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Albert Angrisani Albert Angrisani	President and Chief Executive Officer (Principal Executive Officer)